NEWS RELEASE

                                         Contact:  Donald F. Gayhardt
                                                   President
                                                   Dollar Financial Group, Inc.
FOR IMMEDIATE RELEASE                              (610) 296-3400, Ext. 125
---------------------


        DOLLAR FINANCIAL GROUP ANNOUNCES THIRD QUARTER OPERATING RESULTS
                 AND ADDITIONAL RESTRUCTURING OF NORTH AMERICAN
                          CORPORATE OVERHEAD FUNCTIONS



     BERWYN, Pennsylvania, May 13, 2003 - Dollar Financial Group, Inc., the second largest operator and franchisor of check cashing stores in North America and the United Kingdom, today announced its fiscal 2003 third quarter operating results for the period ended March 31, 2003 and outlined a further restructuring of its North American corporate overhead functions.

OPERATING RESULTS

     Revenues for the quarter increased 16.5% to $58.0 million from $49.8 million reported for the third quarter of last year. Same Store Sales, defined as revenue from retail, franchised and agent stores open more than one year, increased 17.6% in the third quarter versus the same period last year. For the nine-month period ending March 31, 2003, revenue increased from $150.1 million to $163.9 million, an increase of 9.2%, while Same Store Sales for the nine-month period increased 8.6%.

     For the quarter ending March 31, 2003, store and regional expenses declined as a percentage of revenue to 59.9% from 68.0% in the prior year period. The decrease was primarily related to the increased revenue base as well as reduced salaries and benefits and depreciation expense. For the nine-month period, store and regional expenses decreased as a percentage of revenue to 65.2% from 67.8% in the prior year period.

     Corporate expenses were $8.7 million, or 15.0% of revenue, for the three months ended March 31, 2003 compared to $6.6 million, or 13.2% of revenue for the three months ended March 31, 2002. This increase was primarily related to:
(i) costs associated with the Company's  domestic  consumer lending  operations;
(ii) professional fees associated with the Company's new banking relationship for its consumer lending product; (iii) investment in new products and services; and (iv) increased salaries and benefits associated with the growth of foreign operations. For the nine-month period ended March 31, 2003, corporate expenses were $23.7 million, or 14.5% of revenue compared to $17.5 million, or 11.7% of revenue for the nine months ended March 31, 2002.


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

     Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, non-cash charges to earnings associated with foreign currency translations, losses on store closings and sales and other certain non-recurring items, increased to $15.7 million for the quarter from $11.3 million in the comparable period last year. For the nine-month period ending March 31, 2003, Adjusted EBITDA was $37.8 million, versus $36.4 million in the prior year period.

The following is a reconciliation of Adjusted EBITDA to Net Income (in millions):


3 months and 9 months ended March 31, 2003                       3 months                9 months
                                                             2002        2003         2002       2003
                                                          ----------------------   ---------------------
Net Income                                                 $   992     $   993      $ 5,004     $ 1,554
Add:
Loss on store closings and sales and other restructuring       917         460        1,096       2,750
Depreciation and amortization                                2,505       1,879        6,617       6,810
Interest expense                                             4,628       4,956       14,017      14,780
Foreign currency loss (gain)                                    43          (8)         703          88
Income tax provision                                         2,168       7,383        9,000       9,316
Establishment of reserve for legal matter                        0           0            0       2,500
                                                          ----------------------   ---------------------
Adjusted EBITDA                                            $11,253     $15,663      $36,437     $37,798
                                                          ======================   =====================


     Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service obligations and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles).

     Commenting on the results, Jeff Weiss, Dollar's Chairman and CEO said, "We are pleased with the results for our March quarter. Our domestic operations showed improved profitability and margins despite a very difficult U.S. economy. We completed the rollout of our new loan product with First Bank of Delaware and are very satisfied with the initial performance of this relationship. The credit performance of our owned and serviced loan portfolio was very good, reflecting improved collection practices and tighter underwriting and verification standards. While check cashing results were again below our expectations, our store level cost controls helped to contribute to significantly better results from our U.S. operations".

     Don Gayhardt, the Company's President, continued, "Our international operations continues to perform exceedingly well. Our Canadian business is strong on all fronts and the pace of activity in the UK continues to accelerate. Both the Canadian and UK economies are out-performing the U.S. economy and the U.S. dollar's depreciation versus the Canadian dollar and the British pound is helping to enhance the translated earnings."


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


RESTRUCTURING

     The Company also announced further steps to restructure its North American corporate office functions. During its fiscal fourth quarter, the Company will transfer certain operational support functions to Victoria, British Columbia where the Company's Canadian subsidiary is headquartered. In all, the Company will transfer 29 information systems, human resources and back-office accounting functions positions to Canada and 16 positions will be eliminated in the consolidation. This restructuring completes the process of rationalizing North American corporate office functions that began in October, 2002. (As part of the October 2002 restructuring, the Company also closed 29 under performing stores and eliminated related field administration positions). The Company expects the restructuring to be completed by June 30, 2003.

     Costs incurred (or to be incurred) with the restructuring include severance and other retention benefits to employees who are being involuntarily terminated. During the three and nine months ended March 31, 2003, the Company recorded costs for severance and other retention benefits of $0.4 million and $0.8 million, respectively, and store closure costs of $0.0 million and $1.3 million, respectively. These charges were expensed within "Loss on store closings and sales and other restructuring" on the Interim Unaudited Consolidated Statements of Operations. The Company expects the aggregate amount of severance and other retention benefits and store closure costs, upon completion of the restructuring, to be $1.6 million and $1.7 million, respectively, or a total of $3.3 million. For the nine months ended March 31, 2003, the Company has incurred $2.1 million of the total estimated costs and expects to incur a substantial portion of the balance in the fourth quarter of this fiscal year.

Following is a reconciliation of the beginning and ending balances of the restructuring liability (in millions):

                                   Severence and
                                       Other         Store Closure
                                 Retention Benefits      Costs         Total
                                 ------------------ -------------- -------------

   Balance at June 30, 2002            $0.00            $0.00           $0.00
   Charge recorded in earnings          0.80             1.30            2.10
   Amounts paid                        (0.30)           (0.20)          (0.50)
   Non-cash charges                        -            (0.60)          (0.60)
                                 ------------------ -------------- -------------
   Balance at March 31, 2003           $0.50            $0.50           $1.00



     Addressing the restructuring, Don Gayhardt said, "The support costs related to our domestic consumer lending program has contributed to an increase in corporate expenses. While we expect certain of these costs to decline, we have worked over the past two years to assimilate our Canadian and U.S. operating platforms to take advantage of the scale of the combined North American


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

operation. We now operate with unified point-of-sale, processing and financial reporting systems and are thus able to provide effective operational support from the lower cost environment of our Canadian headquarters. This process will be difficult and necessitate the termination of a number of valuable, long-standing employees in our domestic operations, but the end results will provide a more competitive and profitable business entering fiscal 2004. When completed during our fiscal fourth quarter, we expect the restructuring efforts undertaken during fiscal 2003 to save the Company in excess of $5.0 million on an annual basis".

     The Company will hold an investor conference call on Wednesday, May 14, 2003 at 11:00 a.m. EDT. Investors can participate in the conference call by dialing (800) 619-8546 (Domestic) and (630)-395-0201 (International); use the confirmation code "Dollar". Jeffrey A. Weiss, Chief Executive Officer and Donald
F. Gayhardt, President will be hosting the call.

     For your convenience, the conference call will be replayed in its entirety beginning at 2:00 p.m. (Eastern Time) on May 14th through 5:00 p.m. on May 16th. If you wish to listen to the replay of this conference call please dial (888) 562-6879.

     This  release  may contain  certain  forward-looking  statements  regarding
Dollar's expected performance for future periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of Dollar's acquisition strategy and other factors detailed from time to time in Dollar's annual and other reports filed with the Securities and Exchange Commission.


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